Exhibit 11

STERLING BANCORP AND SUBSIDIARIES
Statement Re: Computation of Per Share Earnings

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

Income from continuing operations, net of tax	$3,791,438	$5,382,291	$7,363,111	$11,867,183
Income/(Loss) from discontinued operations, net of tax	71,252	(516,806)	(20,719)	(561,565)

Net income available for common shareholders	$3,862,690	$4,865,485	$7,342,392	$11,305,618

Weighted average common shares outstanding	18,439,318	18,754,271	18,524,871	18,769,265
Add dilutive effect of:
Stock options	417,585	532,015	469,754	540,870

Adjusted for assumed diluted computation	18,856,903	19,286,286	18,994,625	19,310,135

Income from continuing operations, net of tax, per average common share:
Basic	$0.21	$0.29	$0.40	$0.63

Diluted	$0.20	$0.28	$0.39	$0.61

Income/(Loss) from discontinued operations, net of tax, per average common share:
Basic	—	($0.03)	—	($0.03)

Diluted	—	($0.03)	—	($0.03)

Net income per average common share:
Basic	$0.21	$0.26	$0.40	$0.60

Diluted	$0.20	$0.25	$0.39	$0.58

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